Exhibit (h)(14)

FEE AND EXPENSE LIMITATION AGREEMENT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

March 5, 2009

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Allianz Global Investors Distributors LLC

1345 Avenue of the Americas

New York, NY 10105

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”), Pacific Investment Management Company LLC (“PIMCO”) and Allianz Global Investors Distributors LLC (“AGID”) as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of each series and to each Class of additional series established in the future that are set forth on Schedule A, as amended from time to time (each an “Expense Limited Money Market Portfolio”).

2. Pursuant to an Amended and Restated Investment Advisory Contract dated February 23, 2009 (“Investment Advisory Contract”) between the Trust and PIMCO, which amends and restates the Investment Advisory Contract dated May 5, 2000, between the same parties, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, each Expense Limited Money Market Portfolio pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”).

3. Pursuant to the Supervision and Administration Agreement dated August 11, 2008 and supplemented November 4, 2008 (the “Supervision and Administration Agreement”) between the Trust and PIMCO, the Trust has retained PIMCO to provide supervisory, administrative and other services to the Trust and its shareholders. Pursuant to the Supervision and Administration Agreement, each Expense Limited Money Market Portfolio pays to PIMCO a monthly supervisory and administrative fee at annual rates with respect to one or more Classes of shares of each Expense Limited Money Market Portfolio set forth in Appendix A to the Supervision and Administration Agreement (“Supervisory and Administrative Fee”). The Supervision and Administration Agreement divides the Supervisory and Administrative Fee into two components: (i) core expenses (the “Core Expenses”) and (ii) other expenses (the “Other Expenses”).

4. Pursuant to plans listed in Schedule B to this Agreement (each a “Distribution and/or Service Plan”), an Expense Limited Money Market Portfolio may pay to AGID a service fee at annual rates of average daily net assets pursuant to a Distribution and/or Service Plan (“Distribution and/or Service Fees”).

5. Pursuant to the Second Amended and Restated Expense Limitation Agreement dated February 23, 2009 (the “Expense Limitation Agreement”), between the Trust and PIMCO, PIMCO has agreed to waive or reduce the Supervisory and Administrative Fee of any Class of shares of an Expense Limited Money Market Portfolio or reimburse an Expense Limited Money Market Portfolio if the payment or accrual of organizational expenses attributable to the Expense Limited Money Market Portfolio or payment of the Expense Limited Money Market Portfolio’s pro rata share of the Trust’s Trustees’ fees exceeds 0.0049% of the applicable Expense Limited Money Market Portfolio’s average net assets.

6. To maintain certain net yields for an Expense Limited Money Market Portfolio, PIMCO or AGID may temporarily and voluntarily waive, reduce or reimburse all or any portion of: (i) first, any Distribution and/or Service Fees applicable to a Class of the Expense Limited Money Market Portfolio; (ii) second, to the extent necessary, the Other Expenses portion of the Class of the Expense Limited Money Market Portfolio’s Supervisory and Administrative Fee; (iii) third, to the extent necessary, the Core Expenses portion of the Expense Limited Money Market Portfolio’s Supervisory and Administrative Fee, in an equal amount for all Classes of the Expense Limited Money Market Portfolio; and (iv) fourth, to the extent necessary, the Advisory Fee in an equal amount for all Classes of the Expense Limited Money Market Portfolio in an amount and for a period of time as determined by PIMCO or AGID. PIMCO or AGID will notify the Trust at the above address of any waiver, reduction or reimbursement, including any subsequent change or elimination of any waiver, reduction or reimbursement, of any portion of the Distribution and/or Service Fees, Supervisory and Administrative Fee or Advisory Fee of an Expense Limited Money Market Portfolio made pursuant to this Agreement.

7. In any month in which the Investment Advisory Contract or Supervision and Administration Agreement is in effect, PIMCO shall be entitled to reimbursement by an Expense Limited Money Market Portfolio of any portion of the Supervisory and Administrative Fee or Advisory Fee waived, reduced or reimbursed pursuant to this Agreement (the “Reimbursement Amount”) during the previous 36 months, provided that such amount paid to PIMCO will not: 1) together with any recoupment of organizational expenses and pro rata trustee fees pursuant to the Expense Limitation Agreement, exceed 0.0049% of the Class of the applicable Expense Limited Money Market Portfolio’s average net assets; 2) exceed the total Reimbursement Amount; 3) include any amounts previously reimbursed to PIMCO; or 4) cause any Class of the Expense Limited Money Market Portfolio to maintain a net negative yield. The Reimbursement Amount will be reimbursed in the same order that fees were waived under Paragraph 6 above. The Reimbursement Amount will be calculated on the last business day of each calendar quarter. In determining the Reimbursement Amount, PIMCO will calculate the total amount waived over the quarter and then determine whether over the 36 month period ending on such calculation date, PIMCO is entitled to reimbursement under this Paragraph 7. AGID will not be entitled to any reimbursement for Distribution and/or Service Fees waived, reduced or reimbursed pursuant to this Agreement.

8. This Agreement shall become effective on February 23, 2009, shall have an initial term through May 1, 2010, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of the Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then current term. In addition this Agreement shall terminate upon termination of the Investment Advisory Contract or Supervision and Administration Agreement, each with respect to an Expense Limited Money Market Portfolio, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

9. Nothing herein contained shall be deemed to require the Trust or an Expense Limited Money Market Portfolio to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or an Expense Limited Money Market Portfolio.

10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, Supervisory and Administrative Fee, any Distribution and/or Service Fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Supervision and Administration Agreement, a Distribution and/or Service Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement, Distribution and/or Service Plan or the 1940 Act.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to an Expense Limited Money Market Portfolio. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to an Expense Limited Money Market Portfolio, as provided in the Trust’s Trust Instrument as amended from time to time.

13. This Agreement constitutes the entire agreement between the Trust on behalf of the Expense Limited Money Market Portfolios, PIMCO and AGID with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of the Trust, PIMCO and AGID.

If the foregoing correctly sets forth the agreement between the Trust, PIMCO and AGID, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Variable Insurance Trust

By:	/s/ Ernest L. Schmider
Name:	Ernest L. Schmider
Title:	President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Name:	Brent R. Harris
Title:	Managing Director

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ Andrew J. Meyers
Name:	Andrew J. Meyers
Title:	Managing Director

Schedule A

PIMCO Money Market Portfolio

Schedule B

Distribution Plan for Advisor Class Shares

Distribution Plan for Class M Shares

Services Plan for Class M Shares

Amended and Restated Services Plan for Administrative Class Shares